OFFICER’S CERTIFICATE OF

THE GENLYTE GROUP INCORPORATED

Pursuant to Section 27 of that certain Rights Agreement dated as of September 13, 1999 (the “Agreement”) by and between The Genlyte Group Incorporated (the “Company”) and The Bank of New York (the “Rights Agent”), the undersigned, solely in his capacity as an officer of the Company, hereby certifies for and on behalf of the Company as follows (all capitalized terms not otherwise defined herein shall have the meanings given such terms in the Agreement):

1.	On the date hereof, the Board of Directors of the Company unanimously approved the following resolution to amend the Agreement:

FURTHER RESOLVED, that, in accordance with the Rights Agreement, including Sections 27 and 29 thereof, the Board hereby amends Section 1(l) of the Rights Agreement to read as follows: “Final Expiration Date” shall mean the day immediately prior to the day upon which the outstanding shares of Common Stock are purchased by Philips Holding USA Inc., a Delaware corporation (“Parent”), or Golf Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), in the tender offer pursuant to that certain Agreement and Plan of Merger dated November 25, 2007 by and among the Company, Parent and Sub.

2.	This proposed amendment to the Agreement is in compliance with the terms of Section 27 of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of November 25, 2007.

THE GENLYTE GROUP INCORPORATED

By: /s/ Daniel R. Fuller

Name: Daniel R. Fuller

Title: Assistant Secretary, Vice President and

General Counsel

Accepted and Acknowledged this 26th day of November, 2007:

THE BANK OF NEW YORK

By: /s/ Edward Timmons

Name: Edward Timmons

Title: Vice President